Exhibit 10.1

Appendix A

HANCOCK HOLDING COMPANY

2014 LONG TERM INCENTIVE PLAN

HANCOCK HOLDING COMPANY

2014 LONG TERM INCENTIVE PLAN

TABLE OF CONTENTS

Page

ARTICLE I PURPOSE AND EFFECTIVE DATE		1

1.1	Purpose	1
1.2	Effective Date	1

ARTICLE II DEFINITIONS		1

2.1	Associate	1
2.2	Award Agreement	1
2.3	Board of Directors or Board	1
2.4	Cash Awards	1
2.5	Cause	1
2.6	Change in Control	2
2.7	Code	2
2.8	Committee	2
2.9	Common Stock	2
2.10	Company	2
2.11	Director	2
2.12	Disability	2
2.13	Dividend Equivalent Rights	2
2.14	Exchange Act	2
2.15	Fair Market Value	2
2.16	Incentive Award	2
2.17	Incentive Stock Option	2
2.18	Negative Discretion	2
2.19	Non-Qualified Stock Option	3
2.20	Normal Retirement	3
2.21	Option	3
2.22	Over 10% Owner	3
2.23	Participant	3
2.24	Performance Goals	3
2.25	Performance Period	4
2.26	Performance Stock Award	4
2.27	Performance Unit	4
2.28	Plan	4
2.29	Plan Year	4
2.30	Reporting Person	4
2.31	Restricted Period	4
2.32	Restricted Stock Award	4
2.33	Restricted Stock Units	4
2.34	Stock Appreciation Right	4
2.35	Subsidiary	4
2.36	Termination of Employment	4

ARTICLE III ELIGIBILITY AND PARTICIPATION		5

3.1	Eligibility	5
3.2	Participation	5

ARTICLE IV STOCK SUBJECT TO PLAN		5

4.1	Types of Shares	5

TABLE OF CONTENTS

(continued)

4.2	Aggregate Limit	5
4.3	Calculation of Shares	5
4.4	Participant Limits	6

ARTICLE V ADMINISTRATION		6

5.1	Action of the Committee	6
5.2	Duties and Powers of the Committee	6
5.3	Delegation	6
5.4	No Liability	6

ARTICLE VI INCENTIVE AWARDS UNDER THE PLAN		7

6.1	Terms and Conditions of All Incentive Awards	7
6.2	Options	8
6.3	Stock Appreciation Rights	10
6.4	Restricted Stock Awards	10
6.5	Restricted Stock Units	11
6.6	Dividend Equivalent Rights	12
6.7	Performance Stock Awards and Performance Units	12
6.8	Other Awards	13
6.9	Treatment of Awards Upon Termination of Employment	14
6.10	Deferred Compensation	14

ARTICLE VII CHANGE IN CONTROL		14

7.1	Effect of a Change in Control	14
7.2	Definition	15

ARTICLE VIII TERMINATION AND AMENDMENT		15

8.1	Termination and Amendment	15
8.2	Effect on Participants’ Rights	15

ARTICLE IX GENERAL PROVISIONS		16

9.1	Withholding	16
9.2	Changes in Capitalization; Merger; Liquidation	16
9.3	Compliance with Code	17
9.4	Right to Terminate Employment or Service	17
9.5	Non-Alienation of Benefits	17
9.6	Restrictions on Delivery and Sale of Shares; Legends	17
9.7	Clawback	17
9.8	Listing and Legal Compliance	18
9.9	Indemnification	18
9.10	Savings Clause	18
9.11	Stockholder Approval	18
9.12	Choice of Law	18
9.13	Plan Binding on Successors	18
9.14	Singular, Plural; Gender	18
9.15	Headings, etc., No Part of Plan	18

HANCOCK HOLDING COMPANY

2014 LONG TERM INCENTIVE PLAN

HANCOCK HOLDING COMPANY (the “Company”) hereby establishes the HANCOCK HOLDING COMPANY 2014 Long Term Incentive Plan (the “Plan”) for the benefit of eligible Associates and Directors.

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The Plan is hereby established as a successor to the Hancock Holding Company 2005 Long-Term Incentive Plan (the “2005 Plan”). No additional awards shall be made under the 2005 Plan after the Effective Date. Outstanding awards under the 2005 Plan shall continue in effect according to their terms as in effect before the Effective Date (subject to such amendments as the Committee determines, consistent with the 2005 Plan, as applicable).

The purpose of the Plan is to advance the interests of the Company, its Subsidiaries, and its stockholders and to promote the growth and profitability of the Company and its Subsidiaries by (a) providing incentives to certain Associates and Directors of the Company and its Subsidiaries to stimulate their efforts toward the continued success of the Company and to operate and manage the business affairs of the Company in a manner that will provide for the long-term growth and profitability of the Company; (b) providing certain Associates and Directors with a means to acquire a proprietary interest in the Company, acquire shares of Common Stock, or receive compensation that is based upon appreciation in the value of Common Stock; and (c) providing a means of obtaining, rewarding and retaining Associates and Directors.

1.2 Effective Date. The Plan shall become effective as of April 15, 2014 (the “Effective Date”), subject to the approval of the Company’s stockholder’s on that date.

ARTICLE II

DEFINITIONS

2.1 Associate. Associate shall mean an employee of the Company or a Subsidiary.

2.2 Award Agreement. Award Agreement shall mean a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Incentive Award made to such Participant under this Plan, such Award Agreement to be in such form as shall be prescribed by the Committee from time to time.

2.3 Board of Directors or Board. Board of Directors or Board shall mean the board of directors of the Company.

2.4 Cash Awards. Cash Awards shall mean the cash bonus awards that may be made to an eligible Participant pursuant to Section 6.8(b) of the Plan.

2.5 Cause. Cause shall mean (a) an intentional act of fraud, embezzlement, or theft or other act of intentional misconduct or gross negligence which is materially injurious to the Company’s business, financial condition or business reputation; or (b) intentional damage to the property of the Company or intentional wrongful disclosure of confidential information which is materially injurious to the Company’s business, financial condition or business reputation; (c) an Associate’s intentional refusal to perform the material duties of his position, without cure, or the beginning of cure, within five (5) days of written notice from the Company; (d) commitment of a material breach of an employment agreement with the Company (if any); (e) an Associate’s failure to show up at the Company’s offices on a daily basis, subject to permitted vacations and absences for illness, without cure, or the beginning of cure, within five (5) days of written notice from the Company; or (f) the entry of a guilty plea or a plea of no contest with regard to any felony. Any reference to the Company in this definition includes each of its Subsidiaries.

2.6 Change in Control. Change in Control shall have the meaning specified in Section 7.2.

2.7 Code. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8 Committee. Committee shall mean the Compensation Committee of the Board, each member of which is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Code Section 162(m) and meets the independence requirements of the NASDAQ Stock Market listing standards.

2.9 Common Stock. Common Stock shall mean the common stock of the Company, $3.33 par value per share.

2.10 Company. Company shall mean Hancock Holding Company, a bank holding company under the Bank Holding Company Act of 1956, headquartered in Gulfport, Mississippi, and its successors and assigns.

2.11 Director. Director shall mean any member of the board of directors of the Company or a Subsidiary.

2.12 Disability. Disability has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, any Subsidiary of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. Notwithstanding the preceding, however, with respect to any Incentive Award under the Plan that provides for a deferral of compensation subject to the provisions of Code Section 409A, Disability means the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve (12) months, either (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or, as to a Director, a substantially analogous plan. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

2.13 Dividend Equivalent Rights. Dividend Equivalent Rights shall mean certain rights to receive cash payments as described in Section 6.6.

2.14 Exchange Act. Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

2.15 Fair Market Value. Fair Market Value shall mean the closing price of the Common Stock as reported on the NASDAQ Stock Market on the day immediately preceding the relevant valuation date or, if there were no Common Stock transactions on such day, on the next preceding date on which there were Common Stock transactions.

2.16 Incentive Award. Incentive Award shall mean, collectively, the Cash Awards, Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Stock Awards, Performance Units, Restricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights and other equity awards that may be granted under the Plan.

2.17 Incentive Stock Option. Incentive Stock Option shall mean an incentive stock option under Code Section 422 and any regulations promulgated thereunder, as such may be amended from time to time.

2.18 Negative Discretion. Negative Discretion shall mean such other factors, if any, as may be applied by the Committee, as set forth in an Award Agreement, to reduce the number of shares of Common Stock to be issued pursuant to a Performance Stock Award if the Performance Goals have been met or exceeded if, in the Committee’s sole judgment, such reduction is appropriate in order to act in the best interest of the Company and its stockholders. The Negative Discretion factors include, but are not limited to, the achievement of measurable individual performance objectives established by the Committee and communicated to the Associate or Director in advance of the Performance Period, and competitive pay practices. With respect to relative performance based Incentive Awards, Negative Discretion factors may also include actual stockholder experience over a Performance Period.

2.19 Non-Qualified Stock Option. Non-Qualified Stock Option shall mean an Option to purchase Common Stock which is granted under the Plan and that is not an Incentive Stock Option.

2.20 Normal Retirement. Normal Retirement shall mean, for purposes of any Incentive Award granted hereunder to a Participant, such Participant’s Termination of Employment with the Company and each of its Subsidiaries for any reason, except termination for Cause, after such Participant has attained age sixty-five (65).

2.21 Option. Option shall mean a Non-Qualified Stock Option or an Incentive Stock Option granted pursuant to Section 6.2 hereof.

2.22 Over 10% Owner. Over ten percent (10%) Owner shall mean an individual who, at the time an Incentive Stock Option is granted to such individual, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

2.23 Participant. Participant shall mean an Associate or Director who has been granted an Incentive Award hereunder.

2.24 Performance Goals. Performance Goals shall mean, with respect to any Performance Period, goals based on any one or more of the following criteria and established by the Committee prior to the beginning of such Performance Period or goals based on any one or more of the following criteria and established by the Committee after the beginning of such Performance Period that meet the requirements to be considered pre-established goals under Code Section 162(m):

(a) Share price, including (i) market price per share; and (ii) share price appreciation.

(b) Earnings, including (i) earnings per share; (ii) gross or pre-tax profits; (iii) post-tax profits; (iv) operating profit; (v) operating earnings; (vi) growth in earnings or growth in earnings per share; and (vii) total earnings.

(c) Return on equity, including (i) return on equity; (ii) return on invested capital; (iii) return or net return on assets or net assets; (iv) return on investment; (v) return on capital; (vi) financial return ratios; (vii) value of assets; and (viii) change in assets.

(d) Cash flow(s), including (i) operating cash flow; (ii) net cash flow; (iii) free cash flow; and (iv) cash flow on investment.

(e) Revenue, including (i) gross or net revenue; and (ii) changes in annual revenues.

(f) Margins, including (i) adjusted pre-tax margin; and (ii) operating margins.

(g) Income, including (i) net income; and (ii) consolidated net income.

(h) Costs and expenses, including (i) operating or administrative expenses; (ii) expense or cost levels; (iii) reduction of losses, loss ratios or expense ratios; (iv) reduction in fixed costs; (v) expense reduction levels; (vi) operating cost management; and (vii) cost of capital.

(i) Financial ratings, including (i) credit rating; (ii) capital expenditures; (iii) debt; (iv) debt reduction; (v) working capital; (vi) average invested capital; and (vii) attainment of balance sheet or income statement objectives.

(j) Market share, including (i) market share; (ii) volume; (iii) market share or market penetration with respect to specific geographic areas.

(k) Shareholder return, including (i) total shareholder return; (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time; and (iii) dividends.

Such Performance Goals may be that of the Company or a Subsidiary, or a division, business unit, branch or line of business of the Company or a Subsidiary and may be measured on an adjusted or unadjusted basis, on an individual or combined basis, on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years, or any combination of the above as determined by the Committee.

2.25 Performance Period. Performance Period shall mean the period of time designated by the Committee applicable to an Incentive Award during which the Performance Goals shall be measured.

2.26 Performance Stock Award. Performance Stock Award shall have the meaning specified in Section 6.7.

2.27 Performance Unit. Performance Unit shall mean a performance unit award as described in Section 6.7.

2.28 Plan. Plan shall mean the Hancock Holding Company 2014 Long Term Incentive Plan as established under the provisions hereof.

2.29 Plan Year. Plan Year shall mean a twelve-month period beginning January 1 of each year.

2.30 Reporting Person. Reporting Person shall mean an officer or director of the Company subject to the reporting requirements of Section 16 of the Exchange Act.

2.31 Restricted Period. Restricted Period shall mean the period of time during which Restricted Stock Awards granted pursuant to Section 6.4 or Restricted Stock Units granted pursuant to Section 6.5 are subject to restrictions.

2.32 Restricted Stock Award. Restricted Stock Award shall mean an award of Common Stock subject to restrictions determined by the Committee as described in Section 6.4.

2.33 Restricted Stock Units. Restricted Stock Units shall mean an award under the Plan as described in Section 6.5.

2.34 Stock Appreciation Right. Stock Appreciation Right shall mean a stock appreciation right as described in Section 6.3.

2.35 Subsidiary. Subsidiary shall mean any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.36 Termination of Employment. Termination of Employment shall mean the termination of the employment or other service relationship between a Participant and the Company and its Subsidiaries, regardless of whether severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. Subject to Sections 6.1(j) and 6.2(g), the Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Incentive Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment; provided, however, with respect to any Incentive Award that provides for a deferral of compensation subject to the provisions of Code Section 409A, a leave of absence shall only constitute a Termination of Employment to the extent and at such time as such leave of absence would be deemed to constitute a separation from service for purposes of Code Section 409A in the rulings, treasury regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Any Associate or Director of the Company or a Subsidiary who is selected by the Committee, or selected by management and approved by the Committee, is eligible to receive an Incentive Award under the Plan; provided, however, an Incentive Stock Option may only be granted to an Associate of the Company or a Subsidiary.

3.2 Participation. As a condition precedent to participation in the Plan, each Associate or Director selected to receive an Incentive Award as provided in Section 3.1 shall enter into an Award Agreement with the Company agreeing to the terms and conditions of the Plan and the Incentive Award granted. Notwithstanding the preceding, however, an Award Agreement shall not be required for Cash Awards or other Incentive Awards granted as a bonus or as payment to a Director in Common Stock in lieu of cash as provided in Section 6.8(b) and/or (c), although an Award Agreement may be utilized in connection with such awards where deemed appropriate by the Committee.

ARTICLE IV

STOCK SUBJECT TO PLAN

4.1 Types of Shares. The Common Stock subject to the provisions of this Plan shall either be shares of authorized but unissued Common Stock, shares of Common Stock held as treasury stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

4.2 Aggregate Limit. Subject to adjustment in accordance with Section 9.2, the maximum number of shares of Common Stock reserved exclusively for issuance upon an award of or exercise or payment pursuant to Incentive Awards under the Plan shall be the sum of the following: (i) Three Hundred Fifty Thousand (350,000) new shares, and (ii) the number of shares remaining available for issuance under the 2005 Plan on the Effective Date plus any shares of Common Stock that are subject to outstanding awards under the 2005 Plan on the Effective Date that are subsequently canceled, expired, forfeited or otherwise not issued or are settled in cash. All or any of this maximum number of shares of Common Stock reserved under the Plan may be issued pursuant to awards of Incentive Stock Options or pursuant to any one or more other Incentive Awards. The aggregate number of shares subject to this Plan may be increased from time to time by amendment hereto in accordance with Article VIII; provided, however, the total number of shares of Common Stock that are issuable pursuant to awards of Incentive Stock Options shall not be increased (other than pursuant to an adjustment for changes in capitalization as provided in Section 9.2) without specific approval thereof by the stockholders of the Company.

4.3 Calculation of Shares. For purposes of calculating the total number of shares of Common Stock available for grants of Incentive Awards hereunder, the following shall apply:

(a) The number of shares of Common Stock available for grants of Incentive Awards hereunder shall be reduced by the number of shares for which Incentive Awards are actually granted, and by the number of shares credited as restricted stock units and/or performance shares to the account of a Participant under the Company’s Nonqualified Deferred Compensation Plan in lieu of a Restricted Stock Award, Restricted Stock Unit, Performance Stock Award or Performance Unit under the Plan, and

(b) The grant of a Performance Stock Award shall be deemed to be equal to the maximum number of shares of Common Stock which may be issued under such award.

In addition, if any Incentive Award under the Plan shall expire, terminate, be canceled (including cancellation upon the Participant’s exercise of a related Incentive Award) or is unsettled for any reason without having been exercised in full, or if any Incentive Award shall be forfeited to the Company, the unexercised, unsettled or forfeited Incentive Award shall not count against the aggregate limitations under Section 4.2 and shall again become available for grants under the Plan. Shares of Common Stock surrendered in payment of an Option Exercise Price or in settlement of any other award, and shares of Common Stock that are withheld in order to satisfy

Federal, state or local tax liability, shall be counted against the aggregate limitations in Section 4.2 and shall not again be available for grants under the Plan. With respect to Stock Appreciation Rights, if the Stock Appreciation Right is payable in shares of Common Stock, all shares to which the Stock Appreciation Right relates shall be counted against the Plan limits, rather than the net number of shares delivered upon exercise. Cash settlements of Incentive Awards will not count against the above limits.

4.4 Participant Limits. Subject to adjustment in accordance with Section 9.2 and subject to Section 4.2, the total number of shares of Common Stock for which Incentive Awards may be granted in any Plan Year to any Participant shall not exceed 100,000 shares of Common Stock. In addition, in the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Common Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided, that if such limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s).

Further, the maximum amount payable as an Incentive Award that is valued in dollars, including a Cash Award, for any Performance Period to a Participant under the Plan that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be Four Million and no/100 Dollars ($4,000,000.00) per calendar year. In the case of an award with a multi-year Performance Period, this dollar limit shall apply separately to each calendar year (or portion thereof) in the Performance Period.

ARTICLE V

ADMINISTRATION

5.1 Action of the Committee. The Plan shall be administered by the Committee. The Committee shall conduct its business in accordance with the provisions of its Charter and shall record all actions with respect to Incentive Awards under the Plan in the minutes of its meetings. In administering the Plan, the Committee’s actions, determinations and interpretations made in good faith shall not be subject to review and shall be final, binding and conclusive on all interested parties.

5.2 Duties and Powers of the Committee. The Committee shall have the power to grant Incentive Awards in accordance with the provisions of the Plan and may grant Incentive Awards singly, in combination, or in tandem. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Incentive Awards will be granted hereunder, the number of shares of Common Stock subject to each Incentive Award, such other matters as are specified herein, and the terms and conditions of each Incentive Award, including, without limitation, the applicable vesting schedule and forfeiture provisions of the Incentive Award; exercise price; Performance Goals and Performance Periods; restriction and option periods; and acceleration of vesting, exercise or payment and/or any other consequence under the Incentive Award in the event of an occurrence of a Change in Control. Except as otherwise required by the Plan, the Committee shall have the authority to interpret and construe the provisions of the Plan and the Incentive Agreements and make determinations pursuant to any Plan provision or Incentive Agreement which shall be final and binding on all persons. To the extent not inconsistent with the provisions of the Code or the Plan, including the prohibition on repricing of Options and Stock Appreciation Rights as reflected in Sections 6.2(i) and 6.3(c), and subject to the provisions of Section 6.10 hereof, the Committee may give a Participant an election to surrender an Incentive Award in exchange for the grant of a new Incentive Award, and shall have the authority to amend or modify an outstanding Incentive Agreement, or to waive any provision thereof, provided that the Participant consents to such action.

5.3 Delegation. The Committee may designate and authorize individual officers and/or Associates of the Company or a Subsidiary who are not members of the Committee to carry out its responsibilities hereunder under such conditions or limitations as the Committee may set, other than its authority and responsibility with regard to Incentive Awards granted to a Reporting Person.

5.4 No Liability. Neither any member of the Board of Directors nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Incentive Award granted hereunder.

ARTICLE VI

INCENTIVE AWARDS UNDER THE PLAN

6.1 Terms and Conditions of All Incentive Awards.

(a) Shares and Cash Awards Subject to Grant. The number of shares of Common Stock and/or the amounts of Cash Awards as to which an Incentive Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 4.2 as to the total number of shares available for grants under the Plan and subject to the Participant limits in Section 4.4.

(b) Award Agreement. Except as otherwise provided in Section 3.2, each Incentive Award will be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate. Each Award Agreement is subject to the terms of the Plan and any provisions contained in the Award Agreement that are inconsistent with the Plan are null and void. The Committee may, but is not required to, structure any Incentive Award so as to qualify as performance-based compensation under Code Section 162(m).

(c) Date of Grant. The date as of which an Incentive Award is granted will be the date on which the Committee has approved the terms and conditions of the Incentive Award and has determined the recipient of the Incentive Award and the number of shares of Common Stock or amount of cash covered by the Incentive Award, and has taken all such other actions necessary to complete the grant of the Incentive Award, or such later date established by the Committee.

(d) Vesting of Awards. Notwithstanding the Committee’s discretion granted under the Plan to determine the vesting provisions applicable to an Incentive Award, including but not limited to the Restricted Period under a Restricted Stock Award or a Restricted Stock Unit, the vesting provisions shall, in all events, be subject to the provisions of this Section. With respect to an Incentive Award, the vesting of which is based on continued employment or the passage of time, the vesting period shall be a minimum of three (3) years from the date of the award; provided, however, incremental vesting of portions of the award over the three-year period is permitted. If the vesting of the Incentive Award is based upon the attainment of Performance Goals, a minimum vesting period of one year is allowed, with incremental vesting of portions of the award over the one-year period permitted. The limitations on vesting periods shall not apply, however, to Incentive Awards granted to a Director or to any Associate of the Company or a Subsidiary other than an executive officer. Notwithstanding the preceding, the Award Agreement may provide for vesting to also occur upon the Participant’s death, Disability or retirement or in the event of a Change in Control.

(e) Other Grants. Any Incentive Award may be granted in connection with all or any portion of a previously or contemporaneously granted Incentive Award. Exercise or vesting of an Incentive Award granted in connection with another Incentive Award may result in a pro rata surrender or cancellation of any related Incentive Award, as specified in the applicable Award Agreement.

(f) Transfer and Exercise. Incentive Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; except to the extent that the Committee may provide otherwise as to any Incentive Awards other than Incentive Stock Options. Any transfer or attempted transfer of an Incentive Award by a Participant not made in accordance with the Plan or the applicable Award Agreement will be void and of no effect. The Company will not recognize, or have the duty to recognize, any transfer not made in accordance with the Plan and the applicable Award Agreement, and an Incentive Award so transferred will continue to be bound by the Plan and the applicable Award Agreement.

(g) Modification. Subject to the provisions of Sections 6.2(i), 6.3(c) and 6.10, after the date of grant of an Incentive Award, the Committee may, in its sole discretion, modify the terms and conditions of an Incentive Award, except to the extent that such modification would be inconsistent with other provisions of the Plan or the Code or would adversely affect the rights of a Participant under the Incentive Award (except as otherwise permitted under the Plan).

(h) Payment. Incentive Awards for which any payment is due from a Participant including, without limitation, the exercise of an Option, may be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to:

(i) U.S. dollars by personal check, bank draft or money order payable to the Company, by money transfer or direct account debits;

(ii) delivery or attestation of a number of shares of Common Stock having an aggregate Fair Market Value on the date of delivery of not less than the product of the Exercise Price multiplied by the number of shares of Common Stock the Participant intends to purchase upon exercise of an Option or the total settlement due under such other Incentive Award;

(iii) a cashless exercise;

(iv) if approved by the Committee, through a net exercise procedure; or

(v) any combination of the above forms and methods.

(i) Awards Subject to Performance Goals. Any Incentive Award under the Plan may, in the discretion of the Committee, be made subject to or conditioned upon Performance Goals. In making an evaluation of whether the Performance Goals to which any Incentive Award under this Plan is subject or conditioned the Committee shall, in its discretion and to the extent consistent with Code Section 162(m), if applicable, include or exclude items, including but not limited to any of the following: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; and/or (8) capital charges.

(j) Termination For Cause. All Incentive Awards granted under the Plan, including all unexercised Options whether vested or non-vested, shall immediately be forfeited and may not thereafter vest or be exercised in the event a Participant incurs a Termination of Employment for Cause.

6.2 Options. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option. Each Option granted under the Plan must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option and the Award Agreement shall reflect such status. Options awarded under the Plan shall be subject to the following terms and conditions:

(a) Option Price. Subject to adjustment in accordance with Section 9.2 and the other provisions of this Section 6.2, the exercise price (the “Exercise Price”) per share of Common Stock purchasable under any Option shall be determined by the Committee in its sole discretion and must be set forth in the applicable Award Agreement. In no event, however, may the Exercise Price be less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the preceding, with respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(b) Option Term. Subject to the following sentence, the Exercise Period for each Option granted under the Plan shall be determined by the Committee in its sole discretion and specified in the Award Agreement. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The Committee may restrict the time of the exercise of any Options to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

(c) Exercise of Option. An Option shall be exercised by (i) delivery to the Company at its principal office, or to the Company’s designee, of a written or electronic notice of exercise with respect to all or a specified number of shares of Common Stock subject to the Option and (ii) payment to the Company at that office of the full amount of the Exercise Price. If requested by a Participant, an Option may be exercised with the involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T (in which case the certificates representing the underlying shares of Common Stock will be delivered by the Company directly to the stockbroker).

Payment of the Exercise Price must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant.

(d) Special Conditions as to Incentive Stock Options. Incentive Stock Options may only be granted to Associates of the Company or any Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Common Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(e) No Rights as a Stockholder. The holder of an Option, as such, has none of the rights of a stockholder of the Company.

(f) Conditions to the Exercise of an Option. Subject to Section 6.1(f) hereof, each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee determines in its sole discretion and specifies in the Award Agreement. Subsequent to the grant of an Option and at any time before complete termination of such Option, the Committee may modify the terms of such Option to the extent not prohibited by or inconsistent with the other terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control, and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary. In no event, however, shall any such modification adversely affect the rights of a Participant under such Option (except as otherwise permitted by the Plan).

(g) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, up to one (1) year may be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the Award Agreement, in which case, the Incentive Stock Option will be a Non-Qualified Option if it is exercised after the time limits otherwise applicable as stated herein. For purposes of this Subsection (g) Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(h) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 6.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(i) No Repricing. Except as provided in Section 9.2, without approval of the Company’s stockholders, the Exercise Price of an Option may not be amended or modified after the grant of the Option, and an Option may not be surrendered in consideration of, or in exchange for, cash, other Incentive Awards or the grant of a new Option having an Exercise Price below that of the Option that was surrendered.

6.3 Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan shall entitle the Participant to receive an amount equal to a percentage (not to exceed 100%) of the excess of (a) the Fair Market Value of a specified or determinable number of shares of the Common Stock at the time of payment or exercise over (b) a specified or determinable price which may not be less than the Fair Market Value of such shares of Common Stock on the date of grant. Stock Appreciation Rights may be granted in connection with a previously or contemporaneously granted Option, or independent of any Option. If issued in connection with an Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels the Option with which it is connected. A Stock Appreciation Right may not be exercised at any time when the Fair Market Value of the shares of Common Stock to which it relates does not exceed the Exercise Price of the Option associated with those shares of Common Stock. A Stock Appreciation Right issued in connection with an Option may be exercised at any time the Option to which it relates is exercisable, but only to the extent the Option to which it relates is then exercisable, and shall be subject to the conditions applicable to such Option. Each Stock Appreciation Right shall be subject to the following terms and conditions:

(a) Settlement. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash, shares of Common Stock (valued at the aggregate Fair Market Value on the date of payment or exercise), or a combination thereof as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Exercise. The Committee may impose such conditions and restrictions on the exercise of a Stock Appreciation Right as it may deem appropriate. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts as the Committee specifies in the Award Agreement; provided, however, that the time or times or event or events must meet the requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the exercise to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

(c) No Repricing. Except as provided in Section 9.2, without the approval of the Company’s stockholders the price of a Stock Appreciation Right may not be amended or modified after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered or cancelled in consideration of, or in exchange for, cash, other Incentive Awards, or the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered or cancelled.

6.4 Restricted Stock Awards. Each Restricted Stock Award shall be made in such number of shares of Common Stock, upon such terms and conditions on such shares, for such Restricted Period and with such dividend or voting rights during the Restricted Period as the Committee determines, and shall be set out in the Award Agreement with respect to such award. Restricted Stock Awards shall be subject to the following provisions:

(a) Consideration. The Committee may require a payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Common Stock awarded determined at the date of grant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without any consideration from the Participant other than his service to or on behalf of the Company or its Subsidiaries.

(b) Escrow of Shares. The shares of Common Stock subject to a Restricted Stock Award will be issued in the Participant’s name, but, if the applicable Award Agreement so provides, may be either (i) held in book entry form subject to the Company’s instructions until all restrictions related to the Restricted Stock Award lapse, or (ii) held by the Company or by a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement providing for the transfer of shares of the Common Stock to a Custodian must appoint the Custodian as the attorney-in-fact for the Participant, for the term specified in the applicable Award Agreement, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Common Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement. Alternatively, the Award Agreement may provide for the Participant, simultaneously with the execution of the Award Agreement, to deliver to the Company or the Custodian holding the Common Stock a stock power as to such Common Stock, endorsed in blank.

(c) Vesting. Each Restricted Stock Award will be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 and shall vest over a Restricted Period based upon the passage of time or upon the achievement of Performance Goals or a combination of both as determined by the Committee, and subject to Section 6.1(d). If vesting is based only on the passage of time, the restriction may be removed ratably over such Restricted Period, on an annual basis, as determined by the Committee. A Restricted Stock Award may also, in the Committee’s discretion, provide for earlier termination of the Restricted Period in the event of the retirement, death or Disability of the Participant, or in the event of a Change in Control.

(d) Rights as Stockholder. During the Restricted Period, the Participant shall have no rights as a stockholder with respect to the shares of Common Stock subject to such Restricted Stock Award, except such dividend and voting rights as may be provided under the Award Agreement. A grant of a Restricted Stock Award shall immediately entitle the Participant to voting and dividend rights with respect to the Common Stock subject to the grant, unless otherwise determined by the Committee as set forth in the Award Agreement. The Award Agreement may require, in the discretion of the Committee, that the dividends and other distributions on the Common Stock subject to the grant be deferred and subject to the same vesting and forfeiture restrictions as apply to the Common Stock; provided, however, with respect to a Restricted Stock Award the vesting of which is based on the achievement of Performance Goals, the dividends and other distributions on the Common Stock subject to the grant shall in all cases be deferred and payment thereof contingent on the Participant’s vesting in the Common Stock with respect to which such dividends and other distributions are paid. Notwithstanding the preceding, the deferral and payment of dividends and other distributions on the Common Stock subject to a Restricted Stock Award shall be made in accordance with the requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time.

6.5 Restricted Stock Units. Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Common Stock at the end of a specified period. Awards of Restricted Stock Units shall be made upon such terms and conditions as the Committee shall determine, and will be subject to the following provisions:

(a) Award. Each grant of Restricted Stock Units will constitute the agreement by the Company to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Performance Goals) during the Restricted Period as the Committee may determine. Restricted Stock Units subject to Performance Goals may be designated as Performance Unit Awards.

(b) Consideration. Each Restricted Stock Unit award may be made without additional consideration other than the performance of services by the Participant or, in the discretion of the Committee, may be made in consideration of a payment by such Participant that is not more than the Market Value per share at the date of grant.

(c) Vesting/Restrictions. Each Restricted Stock Unit award shall vest over a Restricted Period based upon the passage of time or upon the achievement of Performance Goals, or a combination of both, as determined by the Committee, and subject to Section 6.1(d). If the Restricted Period lapses only by the passage of time, the Committee may provide for the restrictions to be removed ratably during the Restricted Period, on at least an annual basis. A grant of Restricted Stock Units may also provide for an acceleration of vesting and the earlier lapse of the Restricted Period in the event of the retirement, death or Disability of a Participant, or in the event of a Change in Control.

(d) Settlement. A Restricted Stock Unit award may be settled by the delivery of shares of Common Stock, their cash equivalent value, any combination thereof or in any other form of consideration, as determined by the Committee and contained in the Award Agreement.

(e) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit award, as determined by the Committee and contained in the Award Agreement. At the sole discretion of the Committee, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit award in any such manner as determined by the Committee. Any additional shares covered by the Restricted Stock Unit award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Award Agreement to which they relate.

(f) Section 409A Compliance. Notwithstanding the Committee’s discretion to specifying the time or times or the occurrence of such event or events upon which each Restricted Stock Unit granted under the Plan shall be payable, to the extent a Restricted Stock Unit granted under the Plan provides for the deferral of compensation subject to the provisions of Code Section 409A, the time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

6.6 Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Common Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate, and may reserve the right to terminate, amend or suspend any such right at any time. Each Dividend Equivalent Right shall be subject to the following terms and conditions:

(a) Settlement. Settlement in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Common Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Award Agreement; provided, however, to the extent such Dividend Equivalent Right provides for the deferral of compensation subject to the provisions of Code Section 409A, such time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

6.7 Performance Stock Awards and Performance Units. A Performance Stock Award or Performance Unit will entitle the Participant to receive, at a specified future date, payment of a number of shares of Common Stock or an amount in cash equal to all or a portion of the value of a specified or determinable number of such shares (stated in terms of a designated or determinable dollar amount per share) granted by the Committee. At the time of the grant, the Committee will determine the number shares of Performance Stock and/or Performance Units that will become payable to a Participant upon achievement of specified Performance Goals during the Performance Period. Each such grant will be subject to the following provisions:

(a) Amount of Grant. Each grant will specify the number of shares of Performance Stock or Performance Units to which it pertains.

(b) Performance Period. The Performance Period with respect to each Performance Stock Award or Performance Unit will be such period of time as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or Disability of a Participant, or in the event of a Change in Control provided, however, that no such adjustment will be made in the case of an award intended to qualify as performance-based compensation under Code Section 162(m) (other than in connection with the death or Disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under that Section of the Code.

(c) Performance Goals. Any grant of a Performance Stock Award or Performance Units will specify Performance Goals which, if achieved, will result in payment of the award, and each grant may specify in respect of such specified Performance Goals a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of shares of Performance Stock or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Performance Goals. The grant of a Performance Stock Award or Performance Units that is intended to qualify as performance-based compensation under Code Section 162(m) will specify that, before the shares subject to the Performance Stock Award or Performance Units will be earned and paid, the Committee must determine that the Performance Goals and other material terms of the award have been satisfied.

(d) Settlement. Each grant will specify the time and manner of payment under the Performance Stock Award or Performance Units. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Dividend Equivalents. The Committee may, at the date of grant of a Performance Stock Award or Performance Unit, provide for the payment of dividend equivalents to the holder thereof, either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the shares subject to the Performance Stock Award or Performance Unit with respect to which such dividend equivalents are paid.

(f) Conditions to Payment. Notwithstanding the Committee’s discretion to specify the time or times, or the occurrence of such event or events upon which Performance Stock Awards or Performance Units shall be paid, to the extent the Performance Stock or Performance Unit award provides for the deferral of compensation subject to the provisions of Code Section 409A, the time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

6.8 Other Awards.

(a) Other Incentive Awards. Subject to applicable law and the limits set forth in Article IV of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation shares of Common Stock, notes or other property, as the Committee determines.

(b)Bonus Compensation. The Committee may grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Code Section 409A. In addition, the Committee may grant Cash Awards to eligible Participants as a bonus, on such terms and conditions as the Committee shall determine including the attainment of Performance Goals, subject to the applicable terms, conditions and restrictions of the Plan and the provisions of Code Section 409A.

(c)Directors. Directors, pursuant to this Section 6.8, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock under the Plan in lieu of cash.

6.9 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Sections 6.1(j), 6.2(g) and 6.10, any Incentive Award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Subsidiaries may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement, or, as the Committee may otherwise determine to the extent not prohibited by or inconsistent with the provisions of the Plan. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service with the Company and/or a Subsidiary from the date of grant through the date of the Participant’s Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the award.

6.10 Deferred Compensation. Notwithstanding the Committee’s discretion to determine the terms and conditions of each Incentive Award under the Plan, with respect to each Incentive Award granted under the Plan which provides for the deferral of compensation subject to the provisions of Code Section 409A, such terms and conditions, including, without limitation, the period or time of, or event or events triggering, exercise or payment of such Incentive Award, shall comply with the provisions and requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time. Any authority granted to the Committee under the Plan to amend, modify, cancel, accelerate, continue or change in any way the terms and conditions of or a Participant’s rights under an Incentive Award subsequent to the date such Incentive Award is granted under the Plan, shall be applicable to Incentive Awards which provide for the deferral of compensation only if, and to the extent provided in and allowable under Code Section 409A and such rulings, regulations and guidance thereunder without resulting in adverse tax consequences to the Participant.

ARTICLE VII

CHANGE IN CONTROL

7.1 Effect of a Change in Control. In the event of a Change in Control (as defined below), each Incentive Award outstanding on the date of such Change in Control may be immediately exercised and/or realized only if and to the extent so provided in the Award Agreement evidencing such Incentive Award. In addition, notwithstanding anything contained in this Plan or any Award Agreement to the contrary, the following may, in the sole discretion of the Committee, occur with respect to any and all Incentive Awards outstanding as of the date of such Change in Control:

(a) automatic maximization of performance standards, lapse of all restrictions and acceleration of any time periods relating to the vesting of such Incentive Awards so that such Incentive Awards may be immediately vested in full on or before the relevant date fixed in the Award Agreement;

(b) Performance Stock Awards shall be paid entirely in cash;

(c) following a Change in Control, if a Participant’s employment or service as a Director terminates for any reason other than retirement under a retirement plan of the Company or death, any Options held by such Participant may be exercised by such Participant until the earlier of three months after the Termination of Employment or the expiration date of such Options; and

(d) all Incentive Awards become non-cancelable.

7.2 Definition. For purposes of this Plan, a “Change in Control” of the Company shall be deemed to have occurred upon the happening of any of the following events:

(a) The acquisition by any one person or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company;

(b) The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock in the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company;

(c) The replacement during any twelve-month period of a majority of the members of the Board by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(d) The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

It is intended that the definition of Change in Control contained herein shall be the same as (i) a change of ownership of a corporation, (ii) a change in the effective control of a corporation and/or (iii) a change in the ownership of a substantial portion of a corporation’s assets as reflected in Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirements in items (b) and (d) above; and all questions or determinations in connection with any such Change in Control shall be construed and interpreted in accordance with the provisions of such Regulations. This definition of a Change in Control shall be applicable only for purposes of determining benefits related to Incentive Awards granted under this Plan which become applicable in the event of such a Change in Control and for no other purpose.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination and Amendment. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors shall obtain stockholder approval for any amendment to the Plan that increases the number of shares of Common Stock available under the Plan, materially expands the classes of individuals eligible to receive Incentive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require stockholder approval under the rules of any applicable exchange or under the Code.

8.2 Effect on Participants’ Rights. No such termination or amendment, without the consent of the holder of an Incentive Award, may adversely affect the rights of the Participant under such Incentive Award. With respect to any Incentive Award which provides for the deferral of compensation subject to the provisions of Code Section 409A, no termination or amendment of the Plan shall have the effect of accelerating the payment of any benefit, unless permitted under the provisions of Code Section 409A, or otherwise violating any provision of Code Section 409A and the rulings, regulations and other guidance thereunder as currently in effect or as may subsequently be amended from time to time.

ARTICLE IX

GENERAL PROVISIONS

9.1 Withholding. The Company shall deduct from all cash payments under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan or upon the vesting of any Restricted Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements, as a condition of and prior to the delivery of any certificate or certificates for such shares or the vesting of such Restricted Stock Award. A Participant may elect to pay the withholding obligation in cash, or, alternatively, to have the number of shares of Common Stock the Participant is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the shares of Common Stock determined as of the date such withholding is required is sufficient to satisfy federal, state and local withholding obligations, if any, arising from exercise or payment of an Incentive Award. In the case of Restricted Shares or other Incentive Awards, such election must be made on or before the date designated by the Committee, which date shall be prior to the time the Incentive Award vests or otherwise becomes taxable to the Participant. Except with respect to Reporting Persons, such an election is subject to the disapproval of the Committee. If an election is not timely made by the Participant, the amount required to satisfy the federal, state and local withholding taxes shall be withheld by a reduction in the number of shares of Common Stock to be distributed under the Incentive Award.

9.2 Changes in Capitalization; Merger; Liquidation.

(a) The aggregate number of shares of Common Stock reserved for the grant of Incentive Awards, for issuance upon the exercise or payment, as applicable, of each outstanding Incentive Award and upon vesting of an Incentive Award; the annual limit per Participant; the Exercise Price of each outstanding Option; and the specified number of shares of Common Stock to which each outstanding Incentive Award pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, recapitalization or any other increase or decrease in the number of outstanding shares of Common Stock effected without consideration to the Company.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, or tender offer for shares of Common Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Award Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Incentive Award, but, except as set forth in this Section, may not otherwise diminish the then value of the Incentive Award. Notwithstanding the foregoing, the Committee shall not have any of the foregoing powers with respect to an Incentive Award which provides for the deferral of compensation subject to Code Section 409A except in the event of a Change in Control, in which event such powers shall be exercised in accordance with the provisions of such Code Section 409A and the rulings, regulations and other guidance issued thereunder as now in effect or as subsequently may be amended so as not to result in adverse tax consequences to any Participant under the provisions thereof.

(c) The existence of the Plan and the Incentive Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

9.3 Compliance with Code.

(a) All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

(b) All Incentive Awards awarded under the Plan which provide for the deferral of compensation subject to the provisions of Code Section 409A are intended to comply, and to be operated and administered in all respects in compliance, with the provisions of that Section and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended, and all provisions of the Incentive Awards and of the Plan applicable thereto must be construed in a manner to effectuate that intent. In the event any provisions hereof or of an Award Agreement is deemed to violate the requirements of Code Section 409A and such guidance issued thereunder, such provision shall be void and of no effect. In the event subsequent regulations, Internal Revenue Service rulings or other pronouncements or guidance interpreting or implementing the provisions of Code Section 409A affect any provisions hereof and/or the Award Agreements, the Plan and/or the Award Agreements shall be amended, as necessary, to comply with such regulation, ruling or other pronouncement or guidance; and, until adoption of any such amendment, the provisions hereof shall be construed and interpreted, to the extent possible, to comply with the applicable provisions of such regulation, ruling or other pronouncement or guidance as amended.

9.4 Right to Terminate Employment or Service. Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, Associate, Director, consultant or other service provider of the Company or any of its Subsidiaries or affects the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or services at any time.

9.5 Non-Alienation of Benefits. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

9.6 Restrictions on Delivery and Sale of Shares; Legends. Each Incentive Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Incentive Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Incentive Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Incentive Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Common Stock purchasable or otherwise deliverable under Incentive Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Common Stock pursuant to an Incentive Award, that the Participant or other recipient of an Incentive Award represent, in writing, that the shares received pursuant to the Incentive Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Incentive Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

9.7 Clawback. Each Incentive Award made under the Plan to an executive officer of the Company is subject to the Clawback Policy adopted by the Board of Directors, which may result in recovery from such Participant of all or a portion of any award under the Plan, together with any gains realized by the Participant with respect to such award, if any, if, in the opinion of the independent directors of the Board, the Company’s financial results are restated, in whole or in part, due to fraud or misconduct by one or more of the Company’s executive officers.

9.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Incentive Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

9.9 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or policies, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

9.10 Savings Clause. This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Participants who are Reporting Persons, Rule 16b-3 under the Exchange Act. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by laws, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan. Notwithstanding anything in this Plan to the contrary, the Committee, in its sole and absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are Reporting Persons without so restricting, limiting or conditioning this Plan with respect to other Participants.

9.11 Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors. If such approval is not obtained, any Incentive Award granted hereunder will be void.

9.12 Choice of Law. The laws of the State of Mississippi shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

9.13 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

9.14 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural and the plural shall include the singular, and the masculine pronoun shall include the feminine gender.

9.15 Headings, etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they do not constitute part of the Plan.

IN WITNESS WHEREOF, the Company has executed this Plan this the 16th day of April, 2014, but effective as of the Effective Date.

HANCOCK HOLDING COMPANY

By:	/s/ Carl J. Chaney
Title:	President and Chief Executive Officer